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                                                  Amerisource Health Corporation
                                                    1300 Morris Drive, Suite 100
                                                    Chesterbrook, PA  19087-5594
                                                             Phone  610-727-7000
 [AmeriSource Logo to appear here]                           Fax    610-727-3603
                                                             www.amerisource.com
                                                             -------------------
CONTACT:  MICHAEL N. KILPATRIC
          610/727-7118
          mkilpatric@amerisource.com
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FOR IMMEDIATE RELEASE
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                  AMERISOURCE ADOPTS SHAREHOLDER RIGHTS PLAN

     VALLEY FORGE, PA, MARCH 19, 2001 - AmeriSource Health Corporation (NYSE:
AAS) today announced that its Board of Directors has adopted a Shareholder Rights Plan. The Plan provides that one right will be distributed as a dividend for each share of AmeriSource common stock outstanding on March 30, 2001. In general, if a person acquires 15 percent or more of AmeriSource's common stock, each right will entitle the right holder to purchase shares of AmeriSource common stock (or the common stock of the surviving company in the case of a merger), at a 50 percent discount to market value. The rights are redeemable by AmeriSource under certain circumstances. The rights will not be exercisable in connection with the AmeriSource-Bergen merger announced on March 19, 2001, and will expire on the earlier of March 16, 2002 or the consummation of the merger.

ABOUT AMERISOURCE
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     AmeriSource Health Corporation, with more than $13 billion in annualized operating revenue, is a leading distributor of pharmaceutical and related healthcare products and services, and the industry's largest provider of pharmaceuticals to acute care/health systems customers. Headquartered in Valley Forge, PA, the Company serves its base of about 15,000 customer accounts through a national network of 22 strategically located drug distribution facilities. For news and additional information about the company, visit its web site at www.amerisource.com.
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Certain information contained in this press release includes forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act) that reflect the Company's current views with respect to future events and financial performance. Certain factors such as competitive pressures, success of restructuring and system initiatives, market interest rates, regulatory changes, continued industry consolidation, changes in customer mix, changes in pharmaceutical manufacturers' pricing and distribution policies, the loss of one or more key customer or supplier relationships and other matters contained in the Company's 10-K for fiscal year 2000 and other public documents could cause actual results to differ materially from those in the forward-looking statements. The Company assumes no obligation to update the matters discussed in this press release.

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